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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Four Springs Capital Trust
Lake Como, New Jersey

        We hereby consent to the use in the prospectus, constituting a part of an amendment to a Registration Statement on Form S-11 filed by Four Springs Capital Trust with the Securities and Exchange Commission (File No. 333-218205), of our reports dated March 31, 2017, relating to the consolidated financial statements and schedule of Four Springs Capital Trust, and February 2, 2017, relating to the statement of revenues and certain operating expenses of the Horizon Blue Cross Blue Shield Building for the year ended December 31, 2015, which are contained in that prospectus.

        We also consent to the reference to us under the caption "Experts" in the prospectus.

/s/ BDO USA, LLP

BDO USA, LLP
New York, New York
June 13, 2017

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  Exhibit 23.1